Exhibit 2.3

Business Number C2582 - 2002 Filed in the Office of Secretary of State State Of Nevada Filing Number 20211652507 Filed On 7/29/2021 3:18:00 PM Number of Pages 4

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BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775} 684 - 5700 Wabslte: www.nvsos.gov Profit Corporation: Certificate of Amendment (PuRsuANno NRs 78.3eo & 78.385(78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURsuANrroNRs1s.4o3) 4. Effective Date and Time: {Optional) Officer's Statement PuRsuANno N s ao.030 Date: I ..... : _ -- ] Time: I -- =:J (must not ba later than 90 days after the certificate is filed) 5 . Information Being Changed: (Domestic corporatfons only) Changes to takes the following affect: Ix] The entity name has been amended. D The registered agent has been changed. (attach Certificate of Acceptance from new registered agen t ) O The purpose of the entJty has bean amended. Ƒ The authorized shares have been amended. [1 The directors, managers or general partners have been amended. [.l IRS tax language has been added. 0 Articles have been added. 0 Articles have been dele t ed. [] Other . Tha articles have been amended as follows: p r ovide article numbers, if available)_ mma Zd crsCo oo.W£ - c e . . +e Ge zG (attach additional page(s) if necessary} 6. Signature: (Required) Signature or Officer or Authorized Signer CQ.O Title . x SignatiJre of Officer or Au t horized S i gner TIiie •1f any proposed amen<iment would elter or change any preference or any rela ve or other right given to any class or series of outstanding shares, t hen the amendment must be approved by the vote , in additio n to the affirmative vote otherw i se required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to llmltallons or restrictions on the voting power thereof . Please Include any required or optlonal Information In space below: (attach additional page(s) If necessary) Gamma Zed Partnerss Corp., name changed to Gemz Corp NV. This form must be accompanied by appropriate fees . Pagu 2 of 2 Revised; 1/112019

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GEMZCORP. RESOLUTION OF' KAREEM MANSOUR, AS COURT Al'POINTED CUSTODIAN The undersigned, being the CourHippointed custodian of GEMZ CORP . , a Nevada corporation (the 11 Corporation"), acting in accordnnce with Section 78 . 347 of the Nevada Revised Stnu 1 tes, hereby consents to the adoption of the following resolutions : Resolution for orate name change. WHEREAS, in accordance with the Section 78 . 347 of the Nevada Revised Statutes, Kareem Matu ; our, was appointed Custodian of the Corporation pursuant to an Order of District Comr of Cl - ark County, Nevada, case no. A - 21 - 834775 - C on June 3, 2021 (the "Ordet•")(the "Custodian")(See ExhibiS...61 WHEREAS, pursuant to Section 78 . 347 of the Nevada Revised Statutes Order, the Custodian js a . uthorized to take any actions ou behalf of the Corporation that ru · e reasonable, pnrdent, 01 · for the benefit of the Corporation . WHEREAS, the Custodian deems it to be in the best interest of the Corpol'ation and its s t ockholders to adopt the following resolutions ; NOW, THEREFORE, BE IT RESOLVED, that the following changes be made to the name of the Corporation: The name change from GAMMA ZED PARTNERS CORP to OEMZ CORP NV. Consent WHEREFORE, this Consent shall have the same force and effect as a majority vote cast at a meeting of the shareholders duly called, noticed, convened and held in accordance with 1 he law, the Articles of 1 ncorporation, and the Bylaws of the COl'pomtion .

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Effective date: July 27, 2021

Kareem Mansour
As Court-Appointed Custodian for GEMZ CORP., a Nevada corporation.

By: Kareem Mansour
Its: Managing Member

Signed before me this 27th day of July, 2021

Notary Public

YUSIM DANIEL
Notary Public, State of New York
Reg. No. 01YU6396218
Qualified in Kings County
Commission Expires 08/12/2023